Exhibit 99.1

Cidara Therapeutics Inc. Top Line Phase 2 RADIANT Results for CD101 Topical Conference Call.

February 21, 2017 – 5:30 am Pacific time

Operator^ Good day, ladies and gentlemen, and welcome to the Cidara Therapeutics Top Line Phase 2 RADIANT Results for CD101 Topical Conference Call. As a reminder, this conference call may be recorded.

I would now like to turn the conference over to Mr. Laurence Watts from Westwicke Partners. Sir, you may begin.

Laurence Watts^ Thank you, operator. Good morning, everyone, and welcome to Cidara’s conference call to discuss the top line Phase 2 RADIANT results for CD101 topical. Joining me on the call from Cidara are Jeff Stein, President and Chief Executive Officer; Taylor Sandison, Vice President Clinical Development and Acting Chief Medical Officer; Matt Onaitis, Chief Financial Officer; and Paul Daruwala, Chief Commercial Officer.

Before I turn the call over to Jeff, I would like to remind you that today’s call will include forward-looking statements based on current expectations. Such statements represent management’s judgment as of today and may involve risks and uncertainties that could cause actual results to differ materially from expected results.

Please refer to Cidara’s filings with the SEC, which are available from the SEC or on the Cidara website, for information concerning the risk factors that could affect the company.

I will now turn the call over to Jeff Stein, President and Chief Executive Officer of Cidara.

Jeff Stein^ Good morning, everyone, and thank you for joining our teleconference to discuss the top line results from our Phase 2 trial of CD101 topical. I intend to make some high-level remarks concerning our CD101 topical program, the RADIANT trial, and our CD101 IV program, after which you will hear from Taylor, who will go through the results of the RADIANT study. We will then be available to take your questions.

As you all have seen from the press release we issued this morning, neither formulation of CD101 topical achieved the efficacy levels we expected in the Phase 2 RADIANT trial. We are obviously surprised and disappointed with these results given the highly potent antifungal properties that CD101 demonstrated in vitro and that CD101 topical gel and ointment demonstrated against Candida in preclinical animal models of vulvovaginal candidiasis, or VVC.

With these Phase 2 results, we have decided to discontinue the further development of CD101 topical in VVC even though we believe an optimized topical formulation with improved drug release properties could produce better results and improve patient outcomes.

We believe this decision will enable Cidara to focus resources on our other promising drug candidates, including CD101 IV for candidemia and invasive candidiasis, and the expansion and acceleration of our Cloudbreak immunotherapy platform, including CD201 for the treatment of infections caused by multidrug-resistant gram-negative bacteria.

With respect to our CD101 IV program, I can confirm that we remain fully committed to the ongoing Phase 2 STRIVE study for CD101 IV for the treatment of systemic Candida infections. And that enrollment is continuing as planned, with a top line readout expected in the fourth quarter of 2017. More importantly, our expectations for the success in the STRIVE study remain unchanged.

With that, I will now turn the call over to Taylor Sandison, our acting Chief Medical Officer, who will provide you with additional results and details of the RADIANT study. Taylor?

Taylor Sandison^ Thank you, Jeff, and good morning, everyone. Let me begin by reminding you of the RADIANT study design. RADIANT was designed as a Phase 2 multicenter, randomized, open-label, sponsor-blinded, active-controlled, dose-ranging trial to evaluate the safety and tolerability of two formulations of CD101 in women with moderate to severe episodes of acute VVC.

The study enrolled 125 patients into three treatment cohorts. In the first cohort, 50 patients were treated with a 3% CD101 gel, while a second cohort of 50 patients was treated with a 6% CD101 ointment. The third cohort comprised 25 patients who were treated with oral fluconazole. The primary endpoints of the RADIANT trial were the safety and tolerability of a single dose of CD101 ointment and two doses of CD101 gel in patients with acute VVC. Secondary endpoints included clinical cure and mycological cure at trial dates 7, 14 and 28.

As Jeff has said, we are surprised and disappointed with the results of the trial given the strong in vitro and preclinical data that supported the study. Rather than walk you through the specific top line results, which are included in today’s press release for your reference, I would instead like to summarize our conclusions from the program. While both formulations of CD101 topical were well tolerated and were similar in efficacy to one another, they both were consistently lower in clinical and mycological cure rates compared to oral fluconazole, which is the current standard of care.

Looking at the outcome rates for the oral fluconazole subjects, we can say that they were in the expected range based on past studies. And as such, we believe that the study was an adequate test of the efficacy and safety of the gel and ointment CD101 formulations and regimens.

For these reasons, we have decided to discontinue the CD101 topical program. Importantly, we want to emphasize our belief that these results of the Phase 2 RADIANT study do not reflect on the fungicidal characteristics of CD101, but rather upon the ability of the two topical formulations to release the necessary amount of CD101 into the infected area.

CD101 is very potent in vitro even at a pH of 4, which approximates the vaginal environment. Both formulations used well-characterized vehicles that are used in commercially available products. In addition, both formulations worked very well in preclinical models in which they outperformed fluconazole, serving as the basis for a decision to move forward with the RADIANT study.

Unfortunately, unlike outcomes from models of systemic infections, which have a well- established track record of translation to clinical outcomes, animal models of VVC for topical agents are less predictive due to anatomical and chemical differences at the site of infections between rats and humans.

This was the first attempt to treat VVC with a topical echinocandin, a new approach to this disease. In contrast, the efficacy and safety of echinocandins has already been well established in candidemia and invasive candidiasis in both preclinical models and clinical trials.

These points are key to understanding why we believe these results do not affect our ongoing CD101 IV program, why we believe the successful preclinical studies we conducted with CD101 IV are likely to be a better predictor of the success of the Phase 2 STRIVE study and why we remain fully committed to the CD101 IV program.

With that, I will turn the call back to Jeff.

Jeff Stein^ Thank you, Taylor. To summarize, we have completed our Phase 2 RADIANT trial with the topical formulations of CD101. And based on today’s results, we have discontinued the CD101 topical program. Our Phase 2 STRIVE trial with

CD101 IV is ongoing, with patient enrollment continuing as planned. Our expectation for announcing top line data for the STRIVE study in the fourth quarter of 2017 remains unchanged, as does our expectation for the success of this study.

Lastly, the discontinuation of the CD101 topical program allows us to focus our resources on CD101 IV and expand and accelerate our Cloudbreak immunotherapy platform, including CD201 for the treatment of infections caused by multidrug-resistant gram-negative bacteria.

We also expect that the decision to discontinue the CD101 topical program and to reallocate our resources will extend our cash runway and provide us with more confidence that we will have ample cash when we announce the STRIVE data later this year. Of course, this runway extension will be partially offset by spending from the allocation of additional resources to our CD101 IV and Cloudbreak programs.

With that, I’d like to turn the call back over to the operator so that we can address your questions. Operator?

Operator^ Our first question comes from Paul Matteis with Leerink. Your line is now open.

Paul Matteis^ Hi, guys, thank you very much for taking my questions, I have a few if you don’t mind. My first is, can you talk a little bit about how this readout fits into your view of the predictiveness of preclinical data in infectious disease? Obviously, the preclinical data here were compelling, but didn’t translate into clinical success. Why does this not render you incrementally more cautious on the predictiveness of preclinical data for the IV formulation?

Jeff Stein^ Yes, thanks for the question, Paul. As mentioned, the preclinical models for VVC are less predictive than those for systemic models. And I can turn this over to Taylor who can provide you some additional details.

Taylor Sandison^ Yes, that’s right. Due to anatomical and chemical differences, the preclinical models for VVC, for topical agents especially, are less predictive. We know that for systemic infections, the animal models are well established. Plus, I think it’s also important to point out that this was the — while this was the first study and clinical trial testing the efficacy of a topical echinocandin for VVC, echinocandins have already been well established as the first-line therapy for candidemia and invasive candidiasis for many years now. So we feel confident in pursuing that indication.

Jeff Stein^ Paul, we expect to have additional details as we analyze the data further and can discuss those at our April 6 Analyst Day Meeting.

Paul Matteis^ Okay, that’s helpful, Jeff. And then separately, can you talk a little bit about the types of adverse events you saw on this study and if there was anything that was specifically disconcerting that could read through into the IV?

Jeff Stein^ Yes. Taylor can address that question, Paul.

Taylor Sandison^ Yes. So the adverse events were roughly equal between all three groups, and there was nothing of note that would be concerning at all for IV. There were no serious adverse events at all.

Jeff Stein^ For the topical, yes, I would say that the adverse events that we see are probably just related to the differences in the cure rates.

Paul Matteis^ Okay, okay. And then maybe just one more quick one on the STRIVE study. Jeff, you and I have talked about in the past that these IV echinocandin studies are challenging to enroll. You get something like 0.2 patients per site per month. Can you just expound a little bit on the enrollment rate you’ve seen thus far and your level of confidence that the data will read out in the fourth quarter?

Jeff Stein^ Yes, Paul. The enrollment is — has met our expectations, and we expect to be able to announce data in the fourth quarter, as we’ve indicated previously.

Operator^ And our next question comes from David Nierengarten with Wedbush. Your line is now open.

David Nierengarten^ Hi, thanks. I have a couple questions. First off, was there anything unusual or differences in what you would have expected for any of the strains in the patients? And then the second question is, yes, I mean, as I recall, the rat model is pretty standard for VVC candidates. Is there — I mean, is there any additional reason or thought that you have on chemical formulation or anything like that, that would have led to this result?

Jeff Stein^ Yes, David. With respect to your first question, the animal models are the standard models for VVC. However, it’s well known that there are substantial differences in the anatomy and chemical properties of the environment that could lead to the results we saw.

And just to reiterate what Taylor said previously, this is the first study of a topical echinocandin in VVC. And as we know, the only other products available are azoles. There’s very large differences in molecular weight as well between azoles and echinocandins. We’re continuing to look at the data, and we expect to have additional details that we can share at our April 6 Analyst Day Meeting.

Operator^ And our next question comes from Yasmeen Rahimi with H.C. Wainwright. Your line is now open.

Yasmeen Rahimi^ Great, thank you so much. Good morning, thank you for taking my questions, I have a number of them, if I’m allowed. The first question is, is the distribution of pathogens causing invasive candidemia the same as in VVC? And then the second question is, have you performed any subgroup analyses in terms of — or the percentage of women that have a history of recurring VVC that were enrolled in the trial?

Jeff Stein^ Yasmeen, could you clarify the first part of your question?

Yasmeen Rahimi^ Yes. So is the distribution of the pathogens the same between invasive candidemia versus VVC? I assume that the same pathogens cause systemic versus VVC. But is the distribution the same, the percentages of pathogens most common?

Jeff Stein^ Yes, got it. Yes, thank you, Yasmeen. By and large, the pathogens are Candida albicans. And to a lesser extent, non-albicans strains. So we don’t have the exact details of demographics between Candida and VVC with respect to those specific pathogens.

And what is the second part of your question, please?

Yasmeen Rahimi^ And then the second question was, what was — maybe if you can tell us what was the percentage of women that had a history of recurrent VVC. The trial enrolled both with a history and without a history. What was the percentage with a history?

Jeff Stein^ That’s correct, yes. Taylor will address that question.

Taylor Sandison^ Yes, across the three study arms, they range from 30% to 42%.

Operator^ Our next question comes from Tim Chiang with BTIG. Your line is now open.

Tim Chiang^ You mentioned that you might expedite the — some of your earlier-stage candidates, including the Cloudbreak immunotherapy candidate, CD201. Is there any chance that you might be able to file an IND before the targeted second half ‘17 original date?

Jeff Stein^ Yes. Thanks for the question, Tim. We don’t expect to file IND for CD201 before the end of this year. But we do expect to be able to accelerate other molecules, both for bacterial infections, fungal infections and possibly viral infections.

Tim Chiang^ Okay, great. And just one quick follow-up. Could you remind me what the cash on the balance sheet is currently?

Jeff Stein^ I’ll direct that question to Matt.

Matt Onaitis^ So Tim, we haven’t announced our full year 2016 financial results yet, so I can only refer to Q3 numbers. In Q3, we had $115 million of pro forma cash, which is the cash on the balance sheet at September 30, plus the net proceeds from our equity and loan financings that we completed in October of last year.

Operator^ And our next question comes from Carmen Augustine with Jefferies. Your line is now open.

Carmen Augustine^ Hi, thanks for taking the question. Could you give us any more color on how the discontinuation could affect R&D run rate through 2017, taking into account the shift in focus toward CD101 IV?

Jeff Stein^ Yes. I will turn that question over to Matt.

Matt Onaitis^ Sorry, Carmen, so is the question with respect to our cash burn rate?

Carmen Augustine^ Yes, yes.

Matt Onaitis^ Okay. So we’ll be able to save approximately $45 million going forward in CD101 topical development costs. The thrust of our equity and loan financings in October of last year was to allow us to have 9 to 12 months of forward cash on hand at the announcement of our STRIVE CD101 IV data in the fourth quarter. Obviously, the decision to discontinue the CD101 topical program and to reallocate our resources will extend the cash runway. But as Jeff mentioned, it will be partially offset by additional spending from that reallocation of resources.

Operator^ And our last question comes from Paul Matteis with Leerink. Your line is now open.

Paul Matteis^ Hi, thanks for taking the follow-up. I just wanted to clarify one point because I may have misheard Jeff. What exactly is the timing for the IND filings for the Cloudbreak program? Are you still expecting at least one by the end of this year?

Jeff Stein^ We expect to complete IND-enabling studies this year and to file an IND early next year.

Paul Matteis^ Okay. Jeff, can you just offer a little more detail on that? I thought that there was going to be a filing by the end of this year. Has anything unexpected popped up in the IND-enabling studies? And maybe you could expound a little bit on rate- limiting steps.

Jeff Stein^ No. This is — everything is on track. With respect to rate-limiting steps, as an immunotherapy — a bispecific immunotherapy, there are additional IND-enabling studies that we have to conduct, which would be different if this were just a standard antibacterial.

Operator^ And we do have a question from Chiara Russo with Cantor. Your line is now open.

Chiara Russo^ Yes, hey guys, thanks for taking the question. Just kind of two quick ones. I know that you mentioned that the rat model is the standard model for VVC and that you were discussing that the differences are chemical and anatomical. I was wondering if you could be more specific on those chemical and anatomical differences.

And secondly, could you point to any specific published reports coming out of Cidara for the CD101 IV product that we could sort of review to be a little bit more confident that the results in the fourth quarter are going to be positive? Thank you.

Jeff Stein^ Yes, Chiara. With respect to the second part of your question, all of our publications on CD101 IV are available on our website. And as Taylor indicated, there is a long track record for echinocandins and the translation of the preclinical results into clinical results.

Chiara Russo^ Is there anything specific that you could point us to? For instance, any type of Phase 1 dosing trials or efficacy?

Jeff Stein^ All of those are on our website, Chiara. The most important one to focus on is the effect of exposure to efficacy. So CD101, unlike the other echinocandins, provides very high AUC early in the dosing regimen and it’s been established that that is a very important predictor of outcomes. And CD101 has an advantage with respect to that measurement. And there are publications to that. I would direct you to a poster presentation called Shape Matters. This was a presentation by a KOL in the field that was at the ICAAC Conference or ASM Microbe Conference last year.

Operator^ I’m showing no further questions. I would now like to turn the call back to Mr. Jeff Stein for any further remarks.

Jeff Stein^ Thank you for participating in our call today. We will be holding an Investor Day in New York City on April 6, where we will provide an update on our clinical and preclinical activities, and we hope to see many of you there. In the meantime, if you have additional questions, please feel free to contact us. Have a good day, everyone.